As filed with the Securities and Exchange Commission on May 11, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CNO FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 11825 N. Pennsylvania Street, Carmel, Indiana (Address of Principal Executive Offices)	75-3108137 (I.R.S. Employer Identification No.) 46032 (Zip Code)
CNO Financial Group, Inc. Amended and Restated Long-Term Incentive Plan
(Full title of the plan)
Karl W. Kindig
CNO Financial Group, Inc.
11825 N. Pennsylvania Street
Carmel, Indiana 46032
(Name and address of agent for service)
(317) 817-6708
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐
(Do not check if a smaller reporting company)
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share (including associated preferred stock purchase rights) (“Common Stock”)	8,200,000 (3)	$13.25 (4)	$108,650,000	$14,102.77
Common Stock	351,535 (5)	0	0	0
(1)	The Common Stock includes associated preferred stock purchase rights, which (a) are not currently separable from the shares of Common Stock and (b) are not currently exercisable.
(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover such indeterminable number of shares of Common Stock as may become issuable with respect to any of the registered shares pursuant to anti-dilution provisions in the CNO Financial Group, Inc. Amended and Restated Long-Term Incentive Plan (the “Plan”).

(3)	Represents 8,200,000 additional shares of Common Stock authorized for issuance or award under the Plan, as approved by the registrant’s stockholders on May 8, 2020.
(4)
Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on May 4, 2020.

(5)
Represents 351,535 shares of Common Stock which were previously registered for issuance under the prior version of the Plan, and, as of the date hereof, are unissued and not subject to outstanding awards (the “Carried Forward Shares”). The registrant previously paid the registration fee for the Carried Forward Shares (see Registration Statement on Form S-8 filed on May 11, 2017 (File No. 333-217884)).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.
The following documents previously filed by CNO Financial Group, Inc. (“CNO” or the “Company”) with the Securities and Exchange Commission (“SEC”) are incorporated by reference in this Registration Statement:

•
the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019 (including the portions of our Proxy Statement on Schedule 14A for our 2020 annual meeting of stockholders filed with the SEC on March 26, 2020 that are incorporated by reference therein);

•	the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2020;

•	the Company’s current reports on Form 8-K filed on February 19, 2020 and May 11, 2020; and

•
description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on September 10, 2003, including all amendments or reports filed for purposes of updating the description included therein.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.
Not applicable.
Item 5.          Interests of Named Experts and Counsel.
The validity of the Common Stock offered hereby will be reviewed for the Company by Karl W. Kindig, Senior Vice President and Secretary of the Company. As of the date of this Registration Statement, Mr. Kindig holds shares of Common Stock, restricted stock units, performance share units and stock options previously granted to him in connection with his employment pursuant to the terms of the Company’s incentive plans in effect from time to time. In addition, subject to his continued employment, Mr. Kindig will be eligible to receive future awards under the Plan relating to the Common Stock registered hereby. The number and types of future awards that may be granted to Mr. Kindig under the Plan are not determinable, as the Human Resources and Compensation Committee of the Board of Directors will make these determinations in its sole discretion.
Item 6.          Indemnification of Directors and Officers.
CNO is incorporated in the State of Delaware. CNO maintains directors’ and officers’ liability insurance that insures any person who is a director or officer of CNO against any liability incurred by him or her in any such capacity or arising out of his or her status as a director or officer. Additionally, CNO and certain of its subsidiaries have entered into indemnification agreements with CNO’s directors.
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to eliminate or limit the liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, provided that such a provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to unlawful payment of dividends or unlawful stock purchases or redemptions), or (d) for any transaction from which the director derived an improper personal benefit.
Article Nine of CNO’s Amended and Restated Certificate of Incorporation provides that, except to the extent otherwise provided by the DGCL, CNO’s directors shall not be personally liable to CNO or its stockholders for monetary damages for breach of their fiduciary duty as directors.
Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action or suit brought by or in the right of the corporation, indemnification of any director, officer, employee or agent of the corporation (or person serving at the request of the corporation in such capacity in another enterprise) against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Article Nine of CNO’s Amended and Restated Certificate of Incorporation provides generally that CNO will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of CNO or a wholly owned subsidiary of CNO or, while a director, officer or employee of CNO or a wholly owned subsidiary of CNO, is or was serving at the request of the CNO or a wholly owned subsidiary of CNO as a Director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by CNO to the fullest extent authorized by the DGCL.
Under the DGCL, a Delaware corporation has the power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation or is or was serving in such capacity at the request of the corporation for another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the Section 145 of the DGCL. Article V of CNO’s Amended and Restated Bylaws permits CNO to purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of CNO or a wholly owned subsidiary of CNO or was serving at the request of the CNO or a wholly owned subsidiary of CNO as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation, partnership, joint venture, limited liability company, trust or other entity or enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not CNO would have the power to indemnify such person against such expenses, liability or loss under the DGCL.
Item 7.          Exemption from Registration Claimed.
Not applicable.
Item 8.          Exhibits.
A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which is incorporated herein by reference.
Item 9.          Undertakings.
(a)     The undersigned registrant hereby undertakes:
(1)     to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that clauses (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
(2)     that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmel, State of Indiana, on May 11, 2020.

CNO FINANCIAL GROUP, INC.

By:	/s/ Gary C. Bhojwani
	Name:	Gary C. Bhojwani
	Title:	Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY
Each person whose signature appears below authorizes Gary C. Bhojwani, Paul H. McDonough, John R. Kline and Karl W. Kindig, or any of them, as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendments including post-effective amendments thereto related to the securities described herein, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities described herein which are the subject of such Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 8, 2020.

Signature	Title
/s/ Gary C. Bhojwani	Director and Chief Executive Officer (Principal Executive Officer)
Gary C. Bhojwani
/s/ Paul H. McDonough	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Paul H. McDonough
/s/ John R. Kline	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
John R. Kline

/s/ Daniel R. Maurer	Chair of the Board
Daniel R. Maurer

/s/ Ellyn L. Brown	Director
Ellyn L. Brown

/s/ Stephen N. David	Director
Stephen N. David

/s/ David B. Foss	Director
David B. Foss

/s/ Robert C. Greving	Director
Robert C. Greving

/s/ Mary R. Henderson	Director
Mary R. Henderson

/s/ Charles J. Jacklin	Director
Charles J. Jacklin

/s/ Frederick J. Sievert	Director
Frederick J. Sievert

EXHIBIT INDEX

Number	Description
3.1	Amended and Restated Certificate of Incorporation of CNO Financial Group, Inc., incorporated by reference to Exhibit 3.1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.
3.2	Amended and Restated Bylaws of CNO Financial Group, Inc., incorporated by reference to Exhibit 3.2 of our Annual Report on Form 10-K for the year ended December 31, 2018.
3.3
Certificate of Designations of Series D Junior Participating Preferred Stock of CNO Financial Group, Inc., incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed October 4, 2017.

4.1
Third Amended and Restated Section 382 Rights Agreement, dated as of October 3, 2017, between the Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Certificate of Designations for the Series D Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C, incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed October 4, 2017.

4.2	Form of specimen stock certificate, incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed May 12, 2010.
4.3
Form of stock option agreement under the Amended and Restated Long-Term Incentive Plan, incorporated by reference to Exhibit 10.10 of our Annual Report on Form 10-K for the year ended December 31, 2018.

4.4
Form of restricted stock unit award agreement under the Amended and Restated Long-Term Incentive Plan, incorporated by reference to Exhibit 10.2 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

4.5
Form of performance stock unit award agreement under the Amended and Restated Long-Term Incentive Plan, incorporated by reference to Exhibit 10.3 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

5.1*	Opinion of Karl W. Kindig.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Karl W. Kindig (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Amended and Restated Long-Term Incentive Plan, incorporated by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.
* Filed herewith